Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

CADRE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to Be Paid (Primary)	Equity	Common Stock, par value $0.0001 per share (“Common Stock”)		—	—	—	—	—
	Equity	Preferred Stock, par value $0.0001 per share (“Preferred Stock”)		—	—	—	—	—
	Debt	Debt Securities		—	—	—	—	—
	Other	Warrants		—	—	—	—	—
	Unallocated (Universal Shelf)	—	457(o)	(1)	(2)	$300,000,000	$110.20 per $1,000,000	$33,060(2)
Fees To Be Paid (Secondary)	Equity	Common Stock	457(c)	3,000,000	$22.39(3)	$67,170,000	$110.20 per $1,000,000	$7,402.13(3)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A	N/A	N/A		N/A	N/A	N/A	N/A	N/A
		Total Offering Amounts				$367,170,000	$110.20 per $1,000,000	$40,462.13
		Total Fees Previously Paid						$40,462.13(4)
		Total Fee Offsets						—
		Net Fee Due						$0

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.

(2)	Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of common stock warrants registered hereunder. The aggregate maximum offering price of all securities issued by the Company pursuant to this registration statement will not exceed $300,000,000.

(3)	With respect to the secondary offering, the registration fee has been calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of registrant’s common stock as reported on the New York Stock Exchange on April 17, 2023.

(4)	Fee previously paid on April 19, 2023.